POYNER & SPRUILL, L.L.P.
                               ATTORNEYS AT LAW

                                    June 14, 1994


          Mr. John A. Allison, IV
          Chairman of the Board of Directors
           and Chief Executive Officer
          BB&T Financial Corporation
          223 West Nash Street
          Wilson, North Carolina  27893

               Re:  BB&T  Financial  Corporation   -  Offering  of   up  to
                    2,000,000  Shares  of   Common  Stock  under   Dividend
                    Reinvestment Plan

          Dear Sir:

               As special counsel to BB&T Financial Corporation, a North Carolina corporation ("Corporation"), this firm has been requested to give its legal opinion as to the federal income tax consequences to those who participate under the Corporation's 1994 Dividend Reinvestment Plan (the "Plan"), as adopted and approved by the Corporation's Board of Directors. The provisions of the Plan are in the question and answer format utilized generally as the Corporation's 1988 Dividend and Reinvestment Shareholder Savings Service, as amended and modified by action of the Corporation's Board of Directors to the revised form of the question and answer format of the Plan set forth under the
          Prospectus made a part of the Corporation's Registration Statement on Form S-3 (the "Registration Statement"). The
          Registration Statement will be filed with the Securities and Exchange Commission (the "Commission") in furtherance of registration of the shares of the Corporation's common stock to be offered under the Plan pursuant to Section 5 of the Securities Act of 1933, as amended.

               Under  the Plan, the holders  of record of the Corporation's issued and outstanding  shares of common stock,  $2.50 par value, may effect purchases of its common stock through (i) the automatic reinvestment of cash dividends on all or any portion of the shares of common stock registered in his or her name and
          (ii) the optional cash payments of not less than $25 per payment and not more than $4,000 total payments per calendar month. The cash dividend payments (inclusive of cash dividends attributable to shares held in participants' accounts maintained under the
          Plan) will be reinvested in the Corporation's common stock by its issuance of additional shares directly or, alternatively and at its discretion, through purchases of shares on the open market, and in either case at a purchase price of not less than 95% of the fair market value of the shares at the appropriate investment date. The rate of discount to fair market value of the shares will be fixed annually (1% or integers thereof not to exceed 5%) by

          Mr. John A. Allison, IV
          June 14, 1994
          Page 2


          the Corporation's Board of Directors based on the closing sales price for the shares in the over-the-counter market on the initial trading date immediately preceding the applicable investment date provided for under the Plan, as reported on the NASDAQ National Market System. Each participant's optional cash payments will be utilized to purchase additional shares from the Corporation directly, or alternatively at its discretion, on the open market, but in either case at 100% of the fair market value of the shares on the appropriate investment date. All open market purchases of shares for the respective accounts of
          participants  will   be  effected   through  the  agency   of  an
          independent banking institution ("Agent"). These open market purchases of shares will be accomplished on the basis that the brokerage fees and commissions, including the amount of the purchase price discount to market value attributable to the reinvestment of cash dividends, will be absorbed and paid by the Corporation.

               All holders of record of the Corporation's common stock, inclusive of beneficial owners of shares held in street or nominee names, are eligible to participate in the Plan. An eligible holder of shares may elect to participate only in the optional cash payments portion of the Plan, subject to the minimum $25 payment and the $4,000 aggregate payments limitation per calendar month. Further, each participant will be entitled to vote all shares, inclusive of fractional shares, credited to his or her account under the Plan.

               A  participant  may  discontinue  the  reinvestment of  cash dividends under the Plan by notification in writing to that effect forwarded to the Corporation or Branch Banking and Trust Company (the "Plan Administrator") in the manner provided for under the Plan. Certificates for whole shares of common stock to be received by participants upon withdrawal from the Plan will be issued and delivered to each entitled participant registered in his or her name. Any fractional shares otherwise subject to withdrawal will be sold for the account of the participant and a cash payment will be made to the entitled participant of the sales price, less brokerage fees and commissions.

               A  participant,  upon  written  notice  to  the  Agent,  may authorize the Agent to sell all or any part of the shares credited to his or her account under the Plan. The Agent will effect any such sales through a brokerage firm selected by the Agent within ten business days after receipt of such written notice. The shares to be sold for a participant's account will be accumulated with the shares to be sold for the accounts of other participants under the Plan. All of these shares will be sold at prevailing market prices. The sales price for all the shares sold will be the average of the prices at which the shares are sold for the accounts of all participants. The sales proceeds so realized, less brokerage fees and commissions, will be remitted to the entitled participant.

          Mr. John A. Allison, IV
          June 14, 1994
          Page 3


               Our  analysis  of the  federal  income  tax consequences  of shareholder participation under the Plan is based upon a research and study of the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and the applicable Treasury Regulations promulgated thereunder. No assurances can be given that legislative, administrative or judicial decisions or interpretations may not be forthcoming that could significantly change the opinions set forth herein. Any such change may retroactively and adversely affect such opinions. In addition, it should be noted that an opinion of counsel represents only that counsel's best legal judgment and has no binding effect on the Internal Revenue Service. There can be no assurances that the Internal Revenue Service would not challenge any opinion expressed herein or, if challenged, that any such challenge could be successfully resisted.

               Further, the opinions set forth herein are based on the assumption that the Plan will be substantially in the form as set forth in the Prospectus made a part of the Registration Statement at the time of its effectiveness.

               Based on the foregoing, it is our opinion that:

                    (1) A shareholder of the Corporation who participates in the cash dividends reinvestment portion of the Plan, as described above, will be treated as having received a distribution to which Section 301 of the Code applies by reason of the application of Section 305(b)(1). Pursuant to
               Section 1.305-1(b) of the Treasury Regulations, the amount of the distribution to a participating shareholder (including a corporate shareholder) will be the fair market value of the Corporation's common stock received by the participating shareholder on the date of the distribution (Regulations Sections 1.301-1(b) and 1.301-1(d); Rev. Rul. 78-375, 1978-2 C.B. 130). The Internal Revenue Service has ruled that the fair market value of the shares purchased constitutes dividend income to the shareholder on the date of distribution. Accordingly, the full amount of the cash dividends reinvested on behalf of the participant, plus the amount of the applicable purchase price discount to fair market value, will be dividend income, notwithstanding that the participant does not actually receive the amount of such cash dividends directly.

                    (2) The tax basis of the shares to be credited to the account of a participant pursuant to the cash dividends reinvestment portion of the Plan will equal the amount of the distribution measured by the fair market value of the Corporation's common stock as of the date of the distribution (Regulations Sections 1.301-1(h)(1) and 1.301-
               (2)(i);  Rev. Rul. 78-375, 1977-2 C.B. 130).  As noted under
               (1)  above,  the  shares  credited  to

          Mr. John A. Allison, IV
          June 14, 1994
          Page 4


               the account of a participant will be acquired at a purchase price of not less than 95% of the fair market value of the shares at the time. Accordingly, the tax basis to those holders participating in the cash dividends reinvestment portion of the Plan will equal the amount of dividends reinvested, plus the amount of the applicable purchase price discount to current market value thereof.

                    (3) A shareholder of the Corporation who participates in the optional cash investment portion of the Plan, as described above, will be treated as having received a distribution to which Section 301 of the Code applies by reason of the application of Section 305(b)(2). The amount of the distribution of a participating shareholder will be the difference, if any, between the amount of the optional cash payments and the fair market value of the Corporation's common stock on the applicable investment date of the shares purchased with the optional cash payments (Regulations Sections 1.305-3(a); 1.305-3(b)(2); Rev. Rul. 78-375, 1978-2
               C.B. 130). The provisions of the Plan provide that the shares purchased for the account of the participant as a result of optional cash payments will be acquired at 100% of the fair market value of the shares at the time. Accordingly, the tax basis of shares credited to the account of the participant pursuant to utilization of the optional cash payments will be the amount of such payments.

                    (4) The holding period for shares credited to a participant's account through the purchase of shares directly from the Corporation will begin on the day following the appropriate investment date. The holding period for shares credited to the participant's account through purchases on the open market will begin not later than the date after the last day the open market purchase is made.

                    (5) A participant in the Plan will not recognize any additional taxable income upon receipt of certificates for the whole shares credited to his or her account under the Plan, either by request for a delivery of certificates for certain of the shares or upon withdrawal from or termination of the Plan. (Rev. Rul. 76-53, 1976-1 C.B. 87).

                    (6) With respect to the cash dividends reinvested under the Plan as well as the investment of optional cash payments, the brokerage fees and commissions, if utilized to effect purchases of shares on the open market, which are absorbed by the Corporation upon the purchase of shares for a participant's account under the Plan, generally will be taxable to the participant for federal income tax purposes and, in some cases, state and local income tax purposes.

          Mr. John A. Allison, IV
          June 14, 1994
          Page 5


                    (7) A participant in the Plan will recognize gain or loss under Section 1001 of the Code when whole shares, or fractional shares, are sold or exchanged on behalf of the participant or when the participant effects any sale of whole shares after he or she withdraws from the Plan. In accordance with Section 1001, the amount of the gain or loss will be the difference between the amount realized by the participant (i.e., the amount the participant receives) from the sale of the shares and the participant's tax basis. The resulting gain or loss will be capital gain or loss, assuming the selling participant is not a dealer with respect to such shares, and such gain or loss will be long-term if the holding period for the shares is more than one year.

               We express no opinions as to the federal tax treatment of participants in the Plan pursuant to the provisions of any other section of the Code or Treasury Regulations which may also be applicable or to the federal tax treatment of any conditions existing at the time of, or any federal tax effects which may result from, any other transactions not specifically hereinabove identified.

               We hereby indicate our consent to the reference to this firm under the caption "Legal Opinions" contained in the Prospectus made a part of the Corporation's Registration Statement, and to the use of this opinion as an exhibit to the Registration Statement.

                                        Yours very truly,
                                        Poyner & Spruill, L.L.P